EXHIBIT 10.9.a

SURRENDER AND LEASE MODIFICATION AND EXTENSION AGREEMENT

SURRENDER AND LEASE MODIFICATION AND EXTENSION AGREEMENT(this “Agreement”), dated as of this 28th day of June, 2010, between 75 Broad, LLC. a New York limited liability company, having an office at 75 Broad Street, New York, New York 10004 (hereinafter called “Landlord”), and Fusion Telecommunications International, Inc., a Delaware corporation, having an office at 420 Lexington Avenue, Suite 1718, New York, NY 10170 (hereinafter called “Tenant”).

WITNESSETH:

WHEREAS:

1.             Landlord and Tenant executed that certain agreement of lease dated as of September 29. 1999 (the “Original Lease”),. covering a certain rentable portion of the eighteenth (18th) and nineteenth (19th) floors, as more particularly described therein (the “Demised Premises”). in the building known as 75 Broad Street. in the Borough of Manhattan. City of New York (the “Building”), for a term which expired on March 31, 2010 (the “Expiration Date”);

2.             Tenant is currently in default under the Original Lease and in holdover subject to the terms set forth in Section 49G thereof; and

3.             Landlord and Tenant now desire to: (a) modify the Original Lease by Tenant surrendering a portion of the 19th floor portion of the Demised Premises (as further delineated on Exhibit A attached hereto; the “Surrendered Premises”) and in certain other respects as hereinafter provided and (b) extend the term of the Original Lease as hereinafter set forth (and the Original Lease, as so modified by this Agreement. is hereinafter referred to as the “Lease”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

FIRST:      Tenant hereby agrees to, and shall, vacate and surrender the Surrender Premises to Landlord free of all occupants and of all rights of any other party, as tenant, subtenant or other occupant and encumbrances, in accordance with the Lease provisions pertinent thereto, including without limitation Articles 3 and 22 thereof and with Tenant’s Work (as hereinafter defined) completed and fully paid for; and the actual date Tenant so surrenders the Surrender Premises in accordance with this Agreement and complies with the obligations set forth in Article Fourth hereof shall be deemed the “Surrender Date”. Tenant covenants that it has not done or suffered anything to be done whereby the Surrender Premises have been encumbered in any way whatsoever, and that the Surrender Premises shall not be in any way encumbered on the Surrender Date. Effective as of the Surrender Date, Tenant hereby surrenders to Landlord the term and estate granted under the Lease with respect to the Surrender Premises with the intent and purpose that the estate of Tenant in and to the Surrender Premises shall be extinguished in its entirety and the term of the Lease with respect to the Surrender Premises only shall expire on the Surrender Date as if such date were the original expiration date of the Lease, subject, however, to the terms of this Agreement. Effective as of the Surrender Date, Landlord shall have the full, unhindered and unlimited right to access and use the Surrender Premises, at all times for any purpose as Landlord may require. Tenant shall not prevent, delay, restrict or interfere with the Landlord’s use of or access to the Surrender Premises in any way. All property to be removed by Tenant pursuant to the Lease remaining in the Surrender Premises after the Surrender Date shall be deemed abandoned and may. at the election of Landlord, either be retained as Landlord’s property or removed from the Surrender Premises by Landlord, at Tenant’s sole cost and expense, which shall be payable as additional rent under the Lease.

SECOND:     Provided Tenant surrenders the Surrender Premises in accordance with this Agreement, the term of the Lease is hereby extended. upon all of the terms, covenants and conditions contained in the Lease, except as herein provided, for an additional period of five (5) years and three (3) months (the “Extended Term”) to commence on the Surrender Date (the “Extended Term Commencement Date”) and to expire on the last day of the 63rd calendar month following the Extended Term Commencement Date (the “Extended Term Expiration Date”), unless sooner terminated pursuant to any of the terms, covenants and conditions of the Lease or pursuant to law. Upon the occurrence of the Surrender Date, Landlord may request that Tenant execute an instrument in writing setting forth the dates of the Surrender Date, Extended Term Commencement Date and Extended Term Expiration Date, which Tenant shall do promptly after Landlord’s request therefor; provided however, in no event shall Tenant’s failure to execute any such instrument affect the occurrence of such dates as set forth by Landlord.

THIRD:      Effective from and after Extended Term Commencement Date the Original Lease shall be further amended as follows:

(1)      The term “Demised Premises” shall no longer include the Surrender Premises and shall mean those portions of the 19th and 18th floors as shown on the floor plans attached hereto as Exhibit B:

(2)     The Fixed Rent set forth in Exhibit B of the Original Lease (“Fixed Rent”) shall be deemed to be and hereby is deleted therefrom and of no further force and effect and Tenant shall pay Fixed Rent with respect to the Demised Premises in accordance with the following rent schedule:

For the First Lease Year:	Four Hundred Seventeen Thousand Three Hundred Thirty and 00/100 Dollars ($417,330.00) per annum ($34,777.50 per month).
For the Second Lease Year:	Four Hundred Twenty Seven Thousand Seven Hundred Sixty Three and 25/100 Dollars ($427,763.25) per annum ($35,646.93 per month)
For the Third Lease Year:	Four Hundred Eighty One Thousand Two Hundred Thirty Three and 65/100 Dollars ($481,233.65) per annum ($40,102.80 per month)
For the Fourth Lease Year:	Four Hundred Ninety Three Thousand Two Hundred Sixty Four and 40/100 Dollars ($493,264.49) per annum ($41,105.37 per month)
For the Fifth Lease Year:	Five Hundred Five Thousand Five Hundred Ninety Six and 10/100 Dollars ($505,596.10) per annum ($42,133.00 per month)
For the balance of the term:	Five Hundred Eighteen Thousand Two Hundred Thirty Six and 00/100 Dollars ($518,236.00) per annum ($43,186.33 per month)

     All Fixed Rent shall be payable in equal monthly installments in the time and manner provided for in the Lease without offset, counterclaim or deduction whatsoever. For purposes of this Agreement “Lease Year” shall mean the twelve (12) month period commencing on the Extended Term Commencement Date and each successive twelve (12) month period thereafter. In the event the Extended Term Commencement Date occurs on or before August 31, 2010 (time being of the essence), and on a date other than the first of the month, then provided Tenant has timely made its payment of Fixed Rent and additional rent due on the first of such month pursuant to the terms of the Original Lease then Landlord will credit against Tenant’s next monthly installment of Fixed Rent an amount equal to the difference between the then current monthly Fixed Rent paid by Tenant pursuant to the Original Lease for the then current month and then current monthly Fixed Rent that would have been paid for the then current month pursuant to the schedule set forth above.

(3)      Article 28 of the Lease is modified as follows:

copies of notices to Landlord shall be sent to Olshan Grundman Frome Rosenzweig & Wolosky LLP. 65 East 55th Street. New York, New York 10022, Attention: Nina Roket, Esq.

(4)     The term “Base Tax Year” (as defined in Section 39(A)(3)) shall mean the 2009/2010 fiscal tax year.

(5)     The term “Tenant’s Proportionate Share” (as defied in Section 39 (A) (4)) shall mean one and seven tenths percent (1.7%).

(6)     Provided Tenant is not in default under the terms, covenants and conditions of the Lease. Tenant shall have the right to use and occupy the Demised Premises at a reduced Fixed Rent for the first Lease Year, for a total Fixed Rent reduction of $104,322.50, as follows: Fixed Rent for the first Lease Year will be reduced by $8,694.37 per month; provided, however, Tenant shall pay to Landlord all sums due under the Lease as additional rent, including but not limited to. sums due under Article 46 (representing reimbursement to Landlord for the furnishing to Tenant of electric current during said period) and Article 39. Except for the Fixed Rent reduction as expressly herein provided, Tenant shall use and occupy the Demised Premises pursuant to all of the other terms, covenants and conditions of the Lease.

(7)      The following Articles are deleted from the Lease and of no force and effect: 41 (Free Rent); 50 (Downtown Tax Application); 51 (Landlord’s Contribution); 52 (Landlord’s Work); 56 (Extension of Term); 57 (Year 2000 Compliance), 58 (Roof Rights) and 59 (Right of First Offer for Contiguous Space).

FOURTH:     Tenant shall upon execution hereof remit to Landlord Thirty Thousand Four Hundred Ninety One Dollars ($30,491) as payment for all arrearages of Fixed Rent and additional rent due and payable under the Original Lease as of the date hereof. Tenant acknowledges that the amount of the arrearages set forth in the preceding sentence does not include Electricity Additional Rent which might have accrued but has not yet been billed as of the date hereof and Tenant shall be responsible for payment of any such sums when billed and otherwise in accordance with the terms of the Lease. Notwithstanding anything contained herein to the contrary, as a condition to the occurrence of the Surrender Date and the Extended Term Commencement Date, Tenant shall become, and must be, current on all of its obligations under the Original Lease.

FIFTH:     Effective as of the date of this Agreement, Article 34 of the Lease is hereby deleted and replaced with the following:

A.     Tenant shall deliver to Landlord upon execution hereof a letter of credit, in the form described in paragraph B below, in the amount equal to Two Hundred Ninety-Five Thousand Forty-Five and 98/100 ($295,045.98) Dollars (“Guarantee”) as a guarantee of the full and faithful keeping, performance and observance of all the covenants, agreements, terms, provisions and conditions of the Lease provided to be kept, performed and observed by Tenant (expressly including, without being limited to, the payment as and when due of the Fixed Rent. Additional Rent, charges and damages payable by Tenant under the Lease) and the payment of any and all other damages for which Tenant shall be liable by reason of any act or omission contrary to any of said covenants, agreements, terms, provisions or conditions; it is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of the Lease, including, but not limited to, the payment of Fixed Rent and Additional Rent, and fails to cure the same within any applicable grace and/or notice periods, then, Landlord may use, apply or retain the whole or any part of the Guarantee to the extent required for the payment of any rent and Additional Rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of the Lease, including but not limited to, any damages or deficiency in the re-letting of the Demised Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. If Landlord applies or retains all or any portion of the Guarantee, Tenant shall immediately upon Landlord’s demand restore the amount so applied so that Landlord has on deposit the full amount of the Guarantee. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the Guarantee shall be returned to Tenant within ten (10) Business Days after the Expiration Date. In the event of a sale of the land and Building or leasing of the Building, of which the Demised Premises form a part, Landlord shall have the right to transfer the Guarantee to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of such security; and Tenant agrees to look to the new Landlord solely for the return of said Guarantee, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Guarantee to a new Landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Guarantee and that neither Landlord nor its successors or assigns shall be bound by any such assignment. encumbrance, attempted assignment or attempted encumbrance.

B.     The Guarantee shall be in the form first approved by Landlord and shall be an irrevocable. Evergreen, clean, commercial letter of credit issued by a commercial bank first approved by Landlord and (i) that is (x) chartered under the laws of the United States, any State thereof, or the District of Columbia. (y) insured by the Federal Deposit Insurance Corporation, and (z) authorized by the State of New York to conduct banking business in New York State and a member of the New York Clearing House Association, (ii) whose long-term, unsecured and unsubordinated debt obligations are rated in the highest category by at least two of Fitch Ratings Ltd. (“Fitch”), Moody’s Investors Service. Inc. (“Moody’s”) and Standard & Poor’s Rating Services (“S&P”) or their respective successors and assigns (collectively, the “Rating Agencies”) (which shall mean AAA from Fitch. Aaa from Moody’s and AAA from S&P), and (iii) which has a short term deposit rating in the highest category from at least two Rating Agencies (which shall mean F-1 from Fitch, P-1 from Moody’s and A-1 from S&P) (all of the foregoing are collectively referred to herein as the “LC Issuer Requirements”). If at any time during the term hereof, the LC Issuer Requirements are not met, or if the financial conditions of an issuer of a letter of credit then held by Landlord changes in any other materially adverse way, as determined by Landlord in its sole, but reasonable discretion, then Landlord shall have the right to require that Tenant obtain from a different issuer, which complies with the LC Issuer Requirements, a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to obtain such substitute letter of credit within fifteen (15) Business Days following Landlord’s written demand therefor (and with no other notice or cure or grace period being applicable thereto, notwithstanding anything contained herein to the contrary) shall entitle Landlord to immediately draw upon the then existing letter of credit without further notice to Tenant and to apply and hold such proceeds as a cash security deposit hereunder. In the event that the issuer of any letter of credit held by Landlord is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said letter of credit shall be deemed to not meet the requirements of this Section, and, within ten (10) Business Days thereof, Tenant shall replace such letter of credit with other collateral acceptable to Landlord in its reasonable discretion (and Tenant’s failure to do so shall, notwithstanding anything contained herein to the contrary, constitute a default under this Lease to which no notice or grace or cure periods shall be applicable other than the aforesaid ten (10) day period. The form of the Guarantee shall permit Landlord (a) to draw thereon up to the full amount of the credit evidenced thereby in the event of a default by Tenant or (b) to draw the full amount thereof if for any reason the Guarantee is not renewed within sixty (60) days prior to its expiration date. The Guarantee (and each renewal thereof) shall (i) be for a term of not less than one (1) year (except that the last Guarantee shall be for a term expiring sixty (60) days after the Expiration Date), (ii) expressly provide for the issuing bank to notify Landlord in writing not less than sixty (60) days prior to its expiration as to its renewal or non-renewal, as the case may be, and (iii) if not so renewed each year (or later period of expiration) shall be immediately available for Landlord to draw up to the full amount of such credit. Not less than sixty (60) days prior to the expiration date of the Guarantee (and every renewal thereof), Tenant shall deliver to Landlord a renewal or new Guarantee in the form of a letter of credit, subject to all of the conditions aforesaid. Failure by Tenant to comply with the provisions of this paragraph shall be deemed a material default hereunder entitling Landlord to exercise any and all remedies as provided in this Lease for default in the payment of Fixed Rent and, to draw on the Guarantee up to its full amount.

C.     Notwithstanding the foregoing, Tenant may deliver an amount equal to one-half of the Guarantee (i.e., $147,523) in the form of cash. in lieu of a letter of credit. upon execution hereof provided Tenant shall replace such amount of the cash Guarantee with a Guarantee for the full amount (i.e.. S295,045.8) in the form of a letter of credit as required pursuant to paragraph B above, within thirty (30) days from the date of this Agreement. In the event Tenant delivers the one-half of the Guarantee in the form of cash in accordance herewith, such cash Guarantee shall be used and applied by, and made available to, Landlord in accordance with and pursuant to, and in the manner provided for in, paragraph A above. Failure by Tenant to replace the cash Guarantee (if any) with a Guarantee for the full amount in the form of a letter of credit as required in paragraph B above within thirty (30) days from the date of this Agreement, shall be deemed a default under the Lease.

SIXTH:        Tenant acknowledges that it has been in possession of the Demised Premises from the Commencement Date of the Original Lease, is fully acquainted with the condition of the Demised Premises and the Building and agrees to continue in and accept possession of the Demised Premises (but not the Surrender Premises) and all Building systems in their then “as-is” physical condition on the Extended Term Commencement Date, it being understood and agreed that Landlord shall not be obligated to make any improvements in order to make the Demised Premises suitable and ready for continued occupancy and use by Tenant.

SEVENTH:   Prior to the Surrender Date, Tenant shall install and construct a demising wall to separate the Surrender Premises from the Demised Premises as shown on the plan attached hereto as Exhibit C (“Tenant’s Work”). In consideration of Tenant (i) performing, completing and fully paying for Tenant’s Work (and soft costs associated therewith) and (ii) paying for the relocation costs (“Relocation Costs”) actually incurred by Tenant in connection with its surrender of the Surrender Premises prior to the Surrender Date, Landlord agrees that if Tenant shall have submitted to Landlord (a) receipted paid bills for the completion of Tenant’s Work and payment of the Relocation Costs and (b) partial and final lien waivers to the effect that there has not been filed with respect to the Building, the Demised Premises and/or the Surrender Premises or any part thereof or upon Tenant’s leasehold interest therein any vendor’s mechanic’s, laborer’s. materialman’s or other lien which has not been discharged of record, Landlord shall reimburse or cause to be reimbursed to Tenant within thirty (30) days after satisfaction of all of the conditions set forth in this Article an amount equal to the lesser of (i) the actual cost of the Tenant’s Work and Relocation Costs or (ii) Seventy Two Thousand Five Hundred Sixty and 00/100 Dollars ($72,560.00) representing “Landlord’s Contribution” to such work, it being understood and agreed that Landlord’s Contribution shall not exceed the sum of Seventy Two Thousand Five Hundred Sixty and 00/100 Dollars ($72,560.00), and that all costs and expenses in excess of said sum shall be borne solely by Tenant. Tenant shall provide Landlord with five (5) days advance written notice of the completion of Tenant’s Work. Notwithstanding anything contained herein to the contrary, in the event Tenant’s Work is not completed, as reasonably determined by Landlord, and the Surrender Date does not occur, by August 31, 2010, time being of the essence, (i) Landlord shall have no obligation to pay Landlord’s Contribution, (ii) Tenant shall be deemed in default under the Original Lease, entitling Landlord to all remedies available to it thereunder and at law and equity, and (iii) at Landlord’s sole option, this Agreement shall be nullified and of no force and effect and the terms and conditions of the Original Lease shall control and govern.

EIGHTH:

A.   Subject to the provisions of Paragraph E hereof, Tenant shall have the right to extend the term of the Lease for one (1) additional term of five (5) years commencing on the day following the Extended Term Expiration Date (hereinafter called the “Commencement Date of the Renewal Term”) (such additional term is hereinafter called the “Renewal Term”) provided that:

(1)     Tenant shall give Landlord notice (hereinafter called the “Renewal Notice”) of its election to extend the Term of this Lease at least nine (9) months prior to the Extended Term Expiration Date,

(2)     Tenant is not in default (after the expiration of applicable notice and grace periods, if any) under this Lease as of the time of the giving of the Renewal Notice and the Commencement Date of the Renewal Term, and

(3)     Tenant shall be in actual physical occupancy of not less than 100% of the rentable area of the Demised Premises.

B.     The Fixed Rent payable by Tenant to Landlord during the Renewal Term shall be a sum equal to the fair market rent for the Demised Premises as determined as of the date occurring six (6) months prior to the Commencement Date of the Renewal Term (such date is hereinafter called the “Determination Date”) and which determination shall be made within a reasonable period of time after the occurrence of the Determination Date pursuant to the provisions of Paragraph C hereof, but such Fixed Rent shall in no event be less than the Fixed Rent and additional rent (i.e. not less than Tenant’s fully escalated rent) in effect under this Lease for the last month of the Extended Term (without giving effect to any temporary abatement of Fixed Rent under the provisions of, Article 9 or any other Article of the Lease). In determining the fair market rent, the provisions of Article 39 of this Lease shall remain in effect during the Renewal Term, except that the Base Tax shall mean the Taxes for the 2014/2015 fiscal tax year.

(I)     Landlord and Tenant shall endeavor to agree as to the amount of the fair market rent for the Demised Premises pursuant to the provisions of Paragraph B hereof, during the thirty (30) day period following the Determination Date. In the event that Landlord and Tenant cannot agree as to the amount of the fair market rent within such thirty (30) day period following the Determination Date, then Landlord or Tenant may initiate the appraisal process provided for herein by giving notice to that effect to the other, and the party so initiating the appraisal process (such party hereinafter called the “Initiating Party”) shall specify in such notice the name and address of the person designated to act as an arbitrator on its behalf. Within thirty (30) days after the designation of such arbitrator, the other party (hereinafter called the “Other Party”) shall give notice to the Initiating Party specifying the name and address of the qualified independent third party designated to act as an arbitrator on its behalf. If the Other Party fails to notify the Initiating Party of the appointment of its arbitrator within the time above specified. then the appointment of the second arbitrator shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator in a case where the two arbitrators appointed hereunder and the parties are unable to agree upon such appointment. The two arbitrators so chosen shall meet within ten (10) days after the second arbitrator is appointed and if, within sixty (60) days after the second arbitrator is appointed, the two arbitrators shall not agree upon the fair market rent for the Demised Premises for the Renewal Term, they shall together appoint a third arbitrator. In the event of their being unable to agree upon such appointment within eighty (80) days after the appointment of the second arbitrator, the third arbitrator shall be selected by the parties themselves if they can agree thereon within a further period of fifteen (15) days. If the parties do not so agree, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association (or organization successor thereto) in New York City in accordance with its rules then prevailing.

(2)      Each party shall pay the fees and expenses of the one of the two original arbitrators appointed by or for such party, and the fees and expenses of the third arbitrator and all other expenses (not including the attorneys fees, witness fees and similar expenses of the parties which shall be borne separately by each of the parties) of the arbitration shall be borne by the parties equally.

(3)      The majority of the arbitrators shall determine the fair market rent of the Demised Premises and render a written certified report of their determination to both Landlord and Tenant within sixty (60) days of the appointment of the first two arbitrators or sixty (60) days from the appointment of the third arbitrator if such third arbitrator is appointed pursuant to this Paragraph; and the fair market rent, so determined, shall be applied to determine the Fixed Rent pursuant to Paragraph B hereof.

(4)      Each of the arbitrators selected as herein provided shall have at least ten (10) years experience in the leasing and renting of office space in similar office buildings in Downtown Manhattan.

(5)      If Landlord notifies Tenant that the Fixed Rent for the Renewal Term shall be equal to the Fixed Rent and additional rent in effect under the Lease for the last month of the Extended Term (without giving effect to any temporary abatement thereof), then the provisions of Subsection 1 of this Paragraph B shall be inapplicable and have no force or effect.

(6)      In the event Landlord or Tenant initiates the appraisal process and as of the Commencement Date of the Renewal Term the amount of the fair market rent has not been determined, Tenant shall continue to pay the fixed rent and additional rent in effect under this Lease for the last month of the Extended Term and when such determination has been made, an appropriate retroactive adjustment shall be made as of the Commencement Date of the Renewal Term.

C.      Except as provided in Paragraphs A and B hereof. Tenant’s occupancy of the Demised Premises during the Renewal Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Extended Term of this Lease, provided, however, Tenant shall have no further right to extend the term of this Lease pursuant to this Article.

D.      If Tenant does not send the Renewal Notice pursuant to the provisions of Paragraph A hereof, time being of the essence, this Article shall have no force or effect and shall be deemed deleted from this Lease.

E.      If this Lease is renewed for the Renewal Term, then Landlord or Tenant can request the other party hereto to execute an instrument in form for recording setting forth the exercise of Tenant’s right to extend the Extended Term of this Lease and the last day of the Renewal Term provided however, in no event shall the failure to execute any such instrument affect the validity of Tenant’s extension of the Extended Term pursuant hereto.

F.      If Tenant exercises its right to extend the Extended Term of this Lease for the Renewal Term pursuant to this Article, the phrases “the term of this Lease” or “the term hereof’ as used this Lease, shall be construed to include, when practicable. the Renewal Term.

NINTH:      Each party represents and warrants to the other that it dealt with no broker or agent in connection with this transaction other than JEMB Realty Corp. and Cassidy Turley. (the “Broker”). Each party shall indemnify and hold the other harmless from and against any claims, including, without limitation, attorneys’ fees and expenses arising out of a breach by such party of the foregoing representation.

TENTH:      If and to the extent any of the provisions of this Agreement conflict or are otherwise inconsistent with the Original Lease, this Agreement shall govern and control. If any provision of this Agreement or its application to any person or circumstances is invalid or unenforceable to any extent, the remainder of this Agreement, or the applicability of such provision to other persons or circumstances, shall be valid and enforceable to the fullest extent permitted by law and shall be deemed to be separate from such invalid or unenforceable provisions and shall continue in full force and effect. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

ELEVENTH:          Except to the extent modified and amended by the foregoing, the Original Lease is hereby ratified and confirmed in all respects. Any references herein to “the Lease” or “this Lease” shall be deemed to mean the Original Lease as modified by this Agreement, except to the extent otherwise provided herein.

TWELFTH:           Nothing herein shall be deemed a waiver of, or prejudice, Landlord’s rights and remedies under the Original Lease, law and equity, and any legal proceedings currently pending by Landlord against Tenant, all of which are hereby specifically reserved.

THIRTEENTH:     This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written.

LANDLORD:

75 BROAD, LLC

By:       __________________________________

Name: Joseph Jerome

Title:   Authorized Signatory

TENANT:

FUSION TELECOMMUNICATIONS, INC.

By:      __________________________________

Name: Gordon Hutchins, Jr.

Title:   President, COO, and Acting CFO